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                                                                   Exhibit 12.1

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES
         COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

                                                For the Years Ended December 31,
                                         ---------------------------------------------
                                           1997     1998     1999     2000      2001
                                         -------- -------- -------- --------  --------
                                                         (in thousands)
Pretax income from continuing operations $273,839 $294,457 $123,372 $246,921  $229,059
   Fixed charges........................  124,530  137,329  133,769  183,604   123,291
   Capitalized interest.................       --       --       --     (163)     (153)
                                         -------- -------- -------- --------  --------
       Pretax income adjusted........... $398,369 $431,786 $257,141 $430,362  $352,197
                                         ======== ======== ======== ========  ========
Fixed Charges:
   Interest expense..................... $124,530 $137,329 $133,769 $183,441  $123,138
   Capitalized interest.................       --       --       --      163       153
                                         -------- -------- -------- --------  --------
       Fixed charges.................... $124,530 $137,329 $133,769 $183,604  $123,291
                                         ======== ======== ======== ========  ========
Ratio of earnings to fixed charges......     3.20     3.14     1.92     2.34      2.86
                                         ======== ======== ======== ========  ========
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